SEVENTH AMENDMENT TO REVOLVING CREDIT AGREEMENT AND WAIVER

THIS SEVENTH AMENDMENT TO REVOLVING CREDIT AGREEMENT AND WAIVER, dated as of January 31, 2017 (this “Agreement”), is entered into among Ruby Tuesday, Inc., a Georgia corporation (the “Borrower”), the Guarantors, the Lenders party hereto and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent entered into that certain Revolving Credit Agreement dated as of December 3, 2013 (as amended by that certain First Amendment to Revolving Credit Agreement and Waiver dated as of January 10, 2014, that certain Second Amendment to Revolving Credit Agreement and Waiver dated as of February 7, 2014, that certain Third Amendment to Revolving Credit Agreement dated as of August 5, 2014, that certain Fourth Amendment to Revolving Credit Agreement dated as of June 29, 2015, that certain Fifth Amendment to Revolving Credit Agreement and Consent dated as of October 23, 2015, that certain Sixth Amendment to Revolving Credit Agreement dated as of August 10, 2016, and as further amended or modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower previously informed the Administrative Agent that an Event of Default has occurred under the Credit Agreement as a result of the Borrower’s failure to maintain a Consolidated Fixed Charge Coverage Ratio of not less than 1.65:1.00 as of the Fiscal Quarter ending November 29, 2016 pursuant to Section 7.1 of the Credit Agreement (the “Acknowledged Event of Default”);

WHEREAS, pursuant to that certain Waiver, dated as of December 31, 2016 (the “December 2016 Waiver”), the Lenders agreed to waive the Acknowledged Event of Default until January 31, 2017, subject to the terms and conditions set forth in the December 2016 Waiver; and

WHEREAS, the Borrower has requested that the Lenders permanently waive the Acknowledged Event of Default and amend the Credit Agreement, and the Required Lenders are willing to permanently waive the Acknowledged Event of Default and amend the Credit Agreement, in each case, as set forth below, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Incorporation of Recitals. The recitals to this Agreement are incorporated fully and made a part of this Agreement.

2.     Waiver. Subject to the other terms and conditions of this Agreement, the Required Lenders hereby waive the Acknowledged Event of Default. The waiver set forth in this Section 2 shall be effective only in this specific instance and shall not obligate the Lenders or the Administrative Agent to waive any other Default or Event of Default, now existing or hereafter arising. The waiver set forth in this Section 2 is limited solely to the matter described in the first sentence of this Section 2 as of the date hereof, and nothing contained in this Agreement shall (a) modify the Loan Parties’ obligations to comply fully with all other duties, terms, conditions or covenants contained in the Credit Agreement and the other Loan Documents, or (b) be deemed to constitute a waiver of any other rights or remedies the Administrative Agent or any Lender may have under the Credit Agreement or any other Loan Documents or under applicable law. The waiver set forth in this Section 2 is a one-time waiver, and the Administrative Agent and the Lenders shall have no obligation to amend, modify or waive any provision of the Credit Agreement or any other Loan Document in the future. The provisions and agreements set forth in this Agreement shall not establish a custom or course of dealing or conduct between the Administrative Agent, the Issuing Bank, any Lender, the Borrower or any other Loan Party.

3.     Amendments. The Credit Agreement is hereby amended as follows:

(a)     The definition of “Aggregate Revolving Commitment Amount” in Section 1.1 of the Credit Agreement is hereby amended to read as follows:

 “Aggregate Revolving Commitment Amount” means the aggregate principal amount of the Revolving Commitments of all Lenders from time to time, as such aggregate principal amount shall be reduced or increased pursuant to the terms hereof. On the Seventh Amendment Effective Date, the Aggregate Revolving Commitment Amount equals THIRTY MILLION DOLLARS ($30,000,000).

(b)     The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby amended to read as follows:

 “Applicable Margin” means, as of any date, the percentage per annum determined by reference to the applicable Adjusted Total Debt to EBITDAR Ratio in effect on such date as set forth on Schedule 1.1(a) attached hereto; provided, that a change in the Applicable Margin resulting from a change in such ratio shall be effective on the second Business Day after which the Borrower is required to deliver the financial statements required by Section 6.1(a) or (b) and the compliance certificate required by Section 6.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Applicable Margin shall be at Level III until such time as such financial statements and certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Seventh Amendment Effective Date until the first Business Day immediately following the date a compliance certificate is delivered pursuant to Section 6.1(c) for the Fiscal Quarter ending February 28, 2017 shall be at Level III. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.13(b).

(c)     The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of clause (d)(ix) thereof, (ii) changing clause (d)(x) to be clause (d)(xi), and (iii) adding a new clause (d)(x) to read as follows:

(x) executive transition charges incurred in connection with the departure of the Borrower’s chief executive officer; provided, that, the aggregate amount of executive transition charges added back pursuant to this clause (d)(x) for all periods shall not exceed $3,800,000, and

(d)     Clause (d) of the definition of “Defaulting Lender” in Section 1.1 of the Credit Agreement is hereby amended to read as follows:

(d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

(e)     The definition of “Federal Funds Rate” in Section 1.1 of the Credit Agreement is hereby amended to read as follows:

  “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

(f)     The definition of “LC Commitment” in Section 1.1 of the Credit Agreement is hereby amended to read as follows:

  “LC Commitment” means that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $15,000,000.

(g)     The definition of “LIBOR” in Section 1.1 of the Credit Agreement is hereby amended to replace the reference therein to “Eurodollar Rate Loan” with “Eurodollar Loan”.

(h)     The last sentence in the definition of “Pro Rata Share” in Section 1.1 of the Credit Agreement is hereby amended to read as follows:

The Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 1.2 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto after the Seventh Amendment Effective Date, as applicable.

(i)     The definition of “Revolving Commitment” in Section 1.1 of the Credit Agreement is hereby amended to read as follows:

  “Revolving Commitment” means, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in Letters of Credit (subject to the terms herein) in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule 1.2, or in the case of a Person becoming a Lender after the Seventh Amendment Effective Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance Agreement executed by such Person as an assignee, as the same may be changed pursuant to the terms hereof. Any reduction in the Aggregate Revolving Commitment Amount pursuant to Section 2.7 shall be applied to the Revolving Commitment of each Lender according to its Pro Rata Share.

(j)     The definition of “Revolving Commitment Termination Date” in Section 1.1 of the Credit Agreement is hereby amended to read as follows:

  “Revolving Commitment Termination Date” means the earlier of (i) June 2, 2017, or (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

(k)     The following defined terms are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Seventh Amendment Effective Date” means January 31, 2017.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(l)     Section 2.4 of the Credit Agreement is hereby amended to read as follows:

  Section 2.4     [Reserved].

(m)    Section 2.10(b)(ii) of the Credit Agreement is hereby amended to read as follows:

(ii)     Dispositions. The Borrower shall prepay the Loans and/or provide Cash Collateral for the LC Exposure as hereinafter provided, in an aggregate amount equal to 100% of the Net Cash Proceeds of all sales, transfers and dispositions of property pursuant to Sections 8.5(d), (e) or (h), to the extent that (A) the aggregate of such Net Cash Proceeds pursuant to (1) Section 8.5(d) exceeds $5,000,000 in the aggregate during the period from the Seventh Amendment Effective Date through the Revolving Commitment Termination Date, (2) Section 8.5(e) exceeds $5,000,000 in the aggregate during the period from the Seventh Amendment Effective Date through the Revolving Commitment Termination Date, and/or (3) Section 8.5(h) exceeds $5,000,000 in the aggregate during the period from the Seventh Amendment Effective Date through the Revolving Commitment Termination Date, and (B) such Net Cash Proceeds are not reinvested in Eligible Assets within 180 days of the date of such sale, transfer or disposition. Any prepayment pursuant to this clause (ii) shall permanently reduce the Aggregate Revolving Commitment Amount on a dollar for dollar basis and shall be applied as set forth in clause (iv) below.

(n)     The second proviso in Section 2.23(b) of the Credit Agreement is hereby amended to read as follows:

provided, further, that, except to the extent otherwise expressly agreed by the affected parties (and, in any event, subject to Section 11.17), no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(o)     Section 6.1(d) of the Credit Agreement is hereby amended to read as follows:

  (d)     as soon as available and in any event within 30 days after the end of each fiscal month, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal month and the related unaudited consolidated statements of income of the Borrower and its Subsidiaries for such fiscal month and the then elapsed portion of the Borrower’s fiscal year and unaudited consolidated statements of cash flows for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding calendar month of the Borrower’s previous fiscal year and the corresponding portion of Borrower’s previous fiscal year, all certified by the chief financial officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal quarterly and year-end audit adjustments and the absence of footnotes;

(p)     A new Section 6.18 is hereby added to the Credit Agreement to read as follows:

  Section 6.18     EEA Financial Institutions.

  No Loan Party is an EEA Financial Institution.

(q)    Section 7.1 of the Credit Agreement is hereby amended to read as follows:

  Section 7.1     Minimum Consolidated Fixed Charge Coverage Ratio.

  The Consolidated Companies will maintain, as of the last day of the Fiscal Quarter ending on or about February 28, 2017, a Consolidated Fixed Charge Coverage Ratio of not less than 1:25:1.00.

(r)     Section 7.2 of the Credit Agreement is hereby amended to read as follows:

  Section 7.2     Maximum Adjusted Total Debt to EBITDAR Ratio.

  The Consolidated Companies will maintain, as of the last day of each Fiscal Quarter, an Adjusted Total Debt to EBITDAR Ratio of not greater than the ratio set forth below for such Fiscal Quarter:

Fiscal Quarter Ending on or about:	Maximum Adjusted Total Debt to EBITDAR Ratio
November 29, 2016	4.30:1.00
February 28, 2017	4.65:1.00

(s)     Section 7.3 of the Credit Agreement is hereby amended to read as follows:

  Section 7.3     Capital Expenditures.

  The Consolidated Companies will not make Capital Expenditures in excess of (a) $11,000,000 in the Fiscal Quarter ending on or about February 28, 2017, and (b) $7,000,000 in any Fiscal Quarter ending thereafter.

(t)     Section 8.3(c) of the Credit Agreement is hereby amended to read as follows:

  (c)     Guarantees of Indebtedness in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding;

(u)     Section 8.3(h)(iii) of the Credit Agreement is hereby amended to read as follows:

   (iii)     the business to be acquired in such Acquisition is pertaining to Ruby Tuesday units pursuant to the Borrower’s Traditional Franchisee program and/or Franchise Partner Program;

(v)     Section 8.3(h)(v) of the Credit Agreement is hereby amended to read as follows:

   (v)     the Borrower shall have delivered to the Administrative Agent not less than five (5) days prior to the consummation of such Acquisition a pro forma compliance certificate demonstrating that the Adjusted Total Debt to EBITDAR Ratio on a Pro Forma Basis (after giving effect to such Acquisition) is less than 3.25:1.00; and

(w)     Section 8.3(h)(vi) of the Credit Agreement is hereby amended to read as follows:

(vi)     the Borrower has at least $10,000,000 of availability under the Aggregate Revolving Commitments after giving effect to such Acquisition.

(x)     Section 8.3(j) of the Credit Agreement is hereby amended to read as follows:

   (j)     Investments in joint ventures not to exceed $5,000,000 in the aggregate at any one time outstanding.

(y)     Section 8.4(d) of the Credit Agreement is hereby amended to read as follows:

   (d)     the Borrower may pay cash dividends on, and make cash redemptions of, the Equity Interests of the Borrower; provided, that (i) no Default or Event of Default shall have occurred and be continuing before or after giving effect to the payment of such dividend or redemption, (ii) the Adjusted Total Debt to EBITDAR Ratio on a Pro Forma Basis after giving effect to the payment of any such dividend or redemption is less than 3.25:1.00 and (iii) the Borrower does not have any Loans or other amounts outstanding hereunder after giving effect to the payment of such dividend or redemption.

(z)     Section 8.5(d) of the Credit Agreement is hereby amended to read as follows:

  (d)     the sale of any assets pertaining to Ruby Tuesday units pursuant to the Borrower’s Traditional Franchisee program and/or Franchise Partner Program, provided that the aggregate book value of the units sold pursuant to this Section 8.5(d) shall not exceed $5,000,000 in the aggregate during the period from the Seventh Amendment Effective Date through the Revolving Commitment Termination Date; provided, further, that (i) no Default or Event of Default has occurred and is continuing or would occur as a result of such sale and (ii) the Adjusted Total Debt to EBITDAR Ratio recomputed on a Pro Forma Basis (after giving effect to such sale) as of the end of the four Fiscal Quarter period most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.1(a) or (b) would be at least 0.25 less than the maximum Adjusted Total Debt to EBITDAR Ratio permitted under Section 7.2 as of the end of such period;

(aa)     Section 8.5(e) of the Credit Agreement is hereby amended to read as follows:

(e)     sales of assets pursuant to Sale and Leaseback Transactions with an aggregate book value, when aggregated with all other such sales pursuant to Sale and Leaseback Transactions made since the Seventh Amendment Effective Date, not exceeding $5,000,000 on the date of such transfer; provided, that (i) no Default or Event of Default has occurred and is continuing or would occur as a result of such transaction and (ii) the Adjusted Total Debt to EBITDAR Ratio recomputed on a Pro Forma Basis (after giving effect to such transaction) as of the end of the four Fiscal Quarter period most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.1(a) or (b) would be at least 0.25 less than the maximum Adjusted Total Debt to EBITDAR Ratio permitted under Section 7.2 as of the end of such period;

(bb)     Section 8.5(f) of the Credit Agreement is hereby amended by replacing the “.” at the end thereof with a “;”.

(cc)     Section 8.5 of the Credit Agreement is hereby amended to add the following clauses (g) and (h) at the end thereof to read as follows:

 (g)     the sale or other disposition of (i) the Borrower’s corporate headquarters building located at 150 W. Church Avenue, Maryville, Tennessee 37801, (ii) certain furniture, fixtures, equipment and other personal property located at such corporate headquarters, and (iii) certain furniture, fixtures, equipment and other personal property located at the premises of the stores subject of the 2016 Store Closures; and

 (h)     other sales, dispositions or transfers of assets not otherwise permitted by the foregoing, provided that (i) the assets or other property are sold for fair market value, (ii) at least 75% of the aggregate consideration for any such disposition is received in cash or cash equivalents, (iii) no Default or Event of Default has occurred and is continuing or would occur as a result of such disposition, and (iv) the aggregate net book value of all assets disposed of pursuant to this clause (h) shall not exceed $5,000,000 in the aggregate during the period from the Seventh Amendment Effective Date through the Revolving Commitment Termination Date.

(dd)     Section 8.12(d) of the Credit Agreement is hereby amended to read as follows:

 (d)     purchase money Indebtedness (including Capital Lease Obligations or Synthetic Lease Obligations) incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided, that (i) the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(ee)     Section 8.12(e) of the Credit Agreement is hereby amended to read as follows:

 (e)     secured Indebtedness of the Loan Parties assumed in connection with a Permitted Acquisition so long as such Indebtedness (i) was not incurred in anticipation of or in connection with the respective Permitted Acquisition and (ii) does not exceed $5,000,000 in the aggregate at any time outstanding;

(ff)     A new Section 8.17 is hereby added to the Credit Agreement to read as follows:

Section 8.17	New Leases; Development of Fee Owned Real Properties.

From and after the Seventh Amendment Effective Date, the Borrower will not, and will not permit any of its Subsidiaries to, (a) enter into any lease, sub-lease or similar agreement (other than an extension or renewal of an existing lease, sub-lease or similar agreement) with respect to any real property, or (b) develop, improve or otherwise make any capital investment in, any fee owned real property; provided, however, after February 28, 2017, the Borrower or any Subsidiary may (a) enter into any lease, sub-lease or similar agreement with respect to any real property, or (b) develop, improve or otherwise make any capital investment in, any fee owned real property, in each case, so long as, the Adjusted Total Debt to EBITDAR Ratio is less than 4.00:1.00 as of the Fiscal Quarter ending on or about February 28, 2017.

(gg)     A new sentence is hereby added at the end of Section 11.3(a) of the Credit Agreement to read as follows:

For the avoidance of doubt, the Loan Parties agree that they shall pay all costs and expenses of the Administrative Agent and/or MLPF&S for any appraisals reasonably required by the Administrative Agent or MLPF&S related to real estate property and/or any equipment of any Loan Party incurred by the Administrative Agent and/or MLPF&S in connection with the Credit Agreement and the other Loan Documents.

(hh)     A new Section 11.17 is hereby added to the Credit Agreement to read as follows:

 Section 11.17     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

 Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

(ii)     Schedule 1.1(a) of the Credit Agreement is hereby amended to read as set forth on Schedule 1.1(a) hereto.

(jj)     Schedule 1.2 of the Credit Agreement is hereby amended to read as set forth on Schedule 1.2 hereto.

4.     Reaffirmation; Lender Acknowledgement. Each Loan Party hereby acknowledges and agrees that as of January 31, 2017, (a) the outstanding principal amount of the Revolving Loans is $0.00; and (b) the aggregate amount of Letters of Credit issued under the Credit Agreement is $11,090,514.00, which amounts constitute valid and subsisting obligations of each Loan Party to the Administrative Agent and the Lenders that are not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind. Each Loan Party hereby acknowledges and reaffirms that it is (i) bound by all of the terms of the Credit Agreement and the other Loan Documents to which it is a party and (ii) responsible for the observance and full performance of all Obligations, including without limitation, the repayment of the Loans and reimbursement of any drawings on a Letter of Credit. Without limiting the generality of the preceding sentence, each of the Guarantors restates and reaffirms that it guarantees the prompt payment when due of all Obligations, in accordance with, and pursuant to the terms of the Credit Agreement. Furthermore, the Loan Parties acknowledge and confirm (A) that the Administrative Agent and the Lenders have performed fully all of their respective obligations under the Credit Agreement and the other Loan Documents and (B) by entering into this Agreement, except as expressly set forth herein, the Lenders do not waive or release any term or condition of the Credit Agreement or any of the other Loan Documents or any of their rights or remedies under such Loan Documents or applicable law or any of the obligations of the Loan Parties thereunder. Each Lender party hereto acknowledges and agrees that (1) it has purchased from the Issuing Bank without recourse a participation in each Letter of Credit issued and outstanding as of the date hereof under the Credit Agreement pursuant to Section 2.21(a)(iii) of the Credit Agreement, and (2) to the extent required by and in accordance with Section 2.21 of the Credit Agreement, such Lender’s participation in each Letter of Credit issued and outstanding as of the date hereof under the Credit

Agreement shall continue beyond the Revolving Commitment Termination Date and shall not be affected by the Borrower’s inability to provide credit support as required by Section 2.22(a) of the Credit Agreement.

5.     Release. In consideration of the Administrative Agent’s and the Lenders’ willingness to enter into this Agreement, each Loan Party hereby releases and forever discharges the Administrative Agent, the Issuing Bank, the Lenders and each of their respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives and affiliates (hereinafter, all of the above collectively referred to as the “Lender Group”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising prior to the date hereof in connection with this Agreement or any of the other Loan Documents or any of the negotiations, activities, events or circumstances arising out of or related to this Agreement or the other Loan Documents through the date of this Agreement, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Loan Party may have or claim to have against any entity within the Lender Group.

6.     Conditions Precedent. This Agreement shall be effective upon the receipt:

 (a)     by the Administrative Agent of counterparts of this Agreement, duly executed by the Borrower, the Guarantors, the Administrative Agent and the Required Lenders;

 (b)     by the Administrative Agent of a certificate of a Responsible Officer of the Borrower attaching and certifying as true and complete an agreement amending the documentation relating to any former franchise partner Indebtedness with respect to mortgage loan obligations existing on the date hereof (the “Mortgage Loan Documentation”) in a manner consistent with the amendments set forth in this Agreement and waiving all existing events of default under the Mortgage Loan Documentation, in each case, executed by the lender or lenders providing such Indebtedness and in form and substance reasonably satisfactory to the Administrative Agent;

 (c)     by the Administrative Agent, for the account of each Lender executing this Agreement, of a fee in an amount equal to 0.25% of such Lender’s Revolving Commitment (after giving effect to this Agreement); and

 (d)     by the Administrative Agent of all other fees and amounts due and payable on or prior to the date hereof, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

7.     Miscellaneous.

 (a)     The Credit Agreement, and the obligations of the Loan Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and, except as expressly modified by this Agreement, shall remain in full force and effect according to their terms. This Agreement shall constitute a Loan Document.

 (b)     Each Loan Party hereby represents and warrants as follows: (i) each Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement; (ii) this Agreement has been duly executed and delivered by each Loan Party and constitutes the legal, valid and binding obligations of each Loan Party, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’

rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity); and (iii) no consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Loan Party of this Agreement.

 (c)     Each Loan Party represents and warrants to the Lenders that (after giving effect to this Agreement) (i) the representations and warranties set forth in Article V of the Credit Agreement and in each other Loan Document are true and correct in all material respects as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date and (ii) no unwaived event has occurred and is continuing which constitutes a Default or an Event of Default.

 (d)     This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

 (e)     THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.

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Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:                                                               RUBY TUESDAY, INC.

By:/s/ Rhonda Parish

Name:  Rhonda Parish

Title:    Chief Legal Officer and Secretary

GUARANTORS:                                                          RTBD, INC.

RT FINANCE, INC.

RUBY TUESDAY GC CARDS, INC.

RT TAMPA FRANCHISE, L.P.

RT ORLANDO FRANCHISE, L.P.

RT SOUTH FLORIDA FRANCHISE, L.P.

RT NEW YORK FRANCHISE, LLC

RT SOUTHWEST FRANCHISE, LLC

RT MICHIANA FRANCHISE, LLC

RT FRANCHISE ACQUISITION, LLC

RT KENTUCKY RESTAURANT HOLDINGS, LLC

RT FLORIDA EQUITY, LLC

RTGC, LLC

RT DETROIT FRANCHISE, LLC

RT MICHIGAN FRANCHISE, LLC

RT WEST PALM BEACH FRANCHISE, L.P.

RT NEW ENGLAND FRANCHISE, LLC

RT LONG ISLAND FRANCHISE, LLC

RUBY TUESDAY, LLC

RT Las Vegas Franchise, LLC

RT Minneapolis Franchise, LLC

RT Indianapolis Franchise, LLC

RT Denver Franchise, L.P.

RT Omaha Franchise, LLC

RT KCMO Franchise, LLC

RT Portland Franchise, LLC

RT St. Louis Franchise, LLC

RT Western Missouri Franchise, LLC

RT AIRPORT, INC.

RT LOUISVILLE FRANCHISE, LLC

RT MCGHEE-TYSON, LLC

RT ONE PERCENT HOLDINGS, INC.

RT ONE PERCENT HOLDINGS, LLC

RT MINNEAPOLIS HOLDINGS, LLC

RT OMAHA HOLDINGS, LLC

RT DENVER, INC.

RT LOUISVILLE, INC.

RT ORLANDO, INC.

RT SOUTH FLORIDA, INC.

RT TAMPA, INC.

RT WEST PALM BEACH, INC.

RT NEW HAMPSHIRE RESTAURANT HOLDINGS, LLC

RT RESTAURANT SERVICES, LLC

RTTA, LP

RT DISTRIBUTING, LLC

RT O’TOOLE, LLC

RT SMITH, LLC

RT MILLINGTON, LLC

4721 RT OF PENNSYLVANIA, INC.

RTTT, LLC

RTT TEXAS, INC.

RT JONESBORO CLUB

RUBY TUESDAY OF RUSSELLVILLE, INC.

RUBY TUESDAY OF CONWAY, INC.

RT KCMO KANSAS, INC.

RUBY TUESDAY OF BRYANT, INC.

By:/s/ Rhonda Parish

Name:    Rhonda Parish

Title:     Vice President and Secretary

BANK OF AMERICA, N.A.,

as Administrative Agent

By: /s/ Erik M. Truette

Name: Erik M. Truette

Title:   Vice President

BANK OF AMERICA, N.A.,

as a Lender and an Issuing Bank

By: /s/ Anthony Luppino

Name: Anthony Luppino

Title:   Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as a Lender

By: /s/ Maureen S. Malphus

Name: Maureen S. Malphus

Title:   Vice President

REGIONS BANK,

as a Lender

By: /s/ Margaret Renou

Name: Margaret Renou

Title:   Vice President

Schedule 1.1(a)

APPLICABLE MARGIN

Pricing Level	Adjusted Total Debt to EBITDAR Ratio	Adjusted LIBO Rate Loans	Base Rate Loans	Commitment Fee
I	< 3.50:1.0	3.00%	2.00%	0.500%
II	> 3.50:1.0 but < 4.00:1.0	3.25%	2.25%	0.625%
III	> 4.00:1.0	3.50%	2.50%	0.750%

Schedule 1.2

REVOLVING COMMITMENTS

Lenders	Revolving Commitment	Pro Rata Share
Bank of America, N.A.	$11,000,000.00	36.666666667%
Wells Fargo Bank, National Association	$11,000,000.00	36.666666667%
Regions Bank	$8,000,000.00	26.666666667%
Total:	$30,000,000.00	100.000000000%